Exhibit 99.3

VITAMIN SHOPPE, INC.	NEWS RELEASE
300 Harmon Meadow Blvd
Secaucus, NJ 07094
(201) 868-5959 www.vitaminshoppe.com

VITAMIN SHOPPE, INC. ANNOUNCES

ACCELERATED SHARE REPURCHASE PROGRAM

Secaucus, NJ (December 7, 2015) – The Vitamin Shoppe®, a multi-channel specialty retailer and manufacturer of nutritional products today announced that it has entered into agreements with JPMorgan Chase Bank, National Association (the “ASR Counterparty”) to repurchase $50 million of the Company’s common stock under a variable term, capped accelerated share repurchase program (the “ASR”). The ASR is part of the Company’s share repurchase program, previously approved by the Company’s Board. The Company will fund the ASR with proceeds from a convertible notes offering, which is expected to close December 9, 2015, subject to customary closing conditions. The aggregate number of shares of the Company’s common stock to be repurchased pursuant to the ASR will be determined by reference to the Rule 10b-18 volume-weighted average price of the Company’s common stock, less a fixed discount, over the term of the ASR, subject to a minimum number of shares. The ASR is expected to be completed approximately 3 months following the date of this press release, although the completion date may be accelerated.

The Company has been advised by the ASR Counterparty that, in connection with establishing its initial hedge position with respect to the ASR, the ASR Counterparty (or its affiliates) expects to purchase shares of the Company’s common stock. In addition, the Company has been advised by the ASR Counterparty that, in connection with hedging of the ASR, the ASR Counterparty (or its affiliates) expects to purchase or sell the Company’s common stock in secondary market transactions during the term of the ASR. These activities by the ASR

Counterparty (or its affiliates) and the Company’s repurchases of shares of its common stock may raise or maintain the market price of the Company’s common stock or the convertible notes above market levels that otherwise would have prevailed, or may prevent or reduce the size of a decline in the market price of the Company’s common stock or the convertible notes.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its websites, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 850 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM, Next StepTM, Betancourt Nutrition and Nutri-Force Sports® brands. The Vitamin Shoppe conducts business through more than 700 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its website.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including with respect to share repurchases. These forward-looking statements can be identified by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control. The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

CONTACTS:

Investors:	Media:
Kathleen Heaney	Meghan Biango
646-912-3844	Manager, Corporate Communications
ir@vitaminshoppe.com	201-552-6017
meghan.biango@vitaminshoppe.com
AAB990